Exhibit 4.1

AMENDMENT

TO

SHAREHOLDER RIGHTS AGREEMENT

This Amendment to Shareholder Rights Agreement (the “Amendment”) is effective as of March 12, 2012, by and between ZOLL Medical Corporation, a Massachusetts corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company is party to the Shareholder Rights Agreement, dated as of April 23, 2008 (the “Rights Agreement”), with the Rights Agent. All capitalized terms used herein and not otherwise defined shall having the meaning ascribed to them in the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Section 11(a)(ii) Event, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company; and

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	Amendments to Section 1.

(a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

(nn)	“Merger” shall have the meaning set forth in the Merger Agreement.

(oo)	“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 12, 2012, by and among the Company, Parent, HoldCo and Merger Sub, as may be amended from time to time.

(pp)	“Offer” shall have the meaning set forth in the Merger Agreement.

(qq)	“Parent” shall mean Asahi Kasei Corporation, a Japanese corporation.

(rr)	“HoldCo” shall mean Asahi Kasei Holdings US, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

(ss)	“Merger Sub” shall mean Asclepius Subsidiary Corporation, a Massachusetts corporation and wholly-owned subsidiary of HoldCo.

(tt)	“Tender and Voting Agreement” shall mean the Tender and Voting Agreement, dated as of March 12, 2012, by and among Parent, HoldCo, Merger Sub and certain holders of shares of the Company’s Common Stock.

(b) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Tender and Voting Agreement, (iii) the consummation of the Offer, (iv) the consummation of the Merger, and (v) the consummation of the other transactions contemplated in the Merger Agreement shall be deemed to result in Parent, HoldCo, Merger Sub or any of their respective Affiliates or Associates becoming an Acquiring Person.”

(c) The definition of “Stock Acquisition Date” in Section 1(jj) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Tender and Voting Agreement, (iii) the consummation of the Offer, (iv) the consummation of the Merger, and (v) the consummation of the other transactions contemplated in the Merger Agreement shall be deemed to result in a Stock Acquisition Date.”

2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Tender and Voting Agreement, (iii) the consummation of the Offer, (iv) the consummation of the Merger, and (v) the consummation of the other transactions contemplated in the Merger Agreement shall be deemed to result in a Distribution Date.”

3. Amendment to Section 7(a). The first sentence of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the Record Date (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”), and (iv) the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii), (iii) or (iv) being herein referred to as the “Expiration Date”). The Company shall notify the Rights Agent of the occurrence of the Effective Time.”

4. Amendment to Section 11. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Tender and Voting Agreement; (iii) the consummation of the Offer, (iv) the consummation of the Merger, and (v) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 11(a)(ii) Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11(a)(ii).”

5. Amendment to Section 13. Section 13 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Tender and Voting Agreement, (iii) the consummation of the Offer, (iv) the consummation of the Merger, and (v) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”

6. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

8. Counterparts. This Amendment may be executed in any number of counterparts, which shall for all purposes be deemed an original, and all such counterparts together shall constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

ZOLL MEDICAL CORPORATION
Attest:

/s/ Aaron M. Grossman		By:	/s/ Richard A. Packer
Name:	Aaron M. Grossman	Name:	Richard A. Packer
Title:	Vice President, General Counsel	Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.
Attest:

/s/ Deborah Dougherty		By:	/s/ Dennis V. Moccia
Name:	Deborah Dougherty	Name:	Dennis V. Moccia
Title:	Relationship Manager	Title:	Manager, Contract Administration

[Signature Page to Amendment to Rights Agreement]